UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2007

ZIM CORPORATION
(Exact name of Registrant as specified in its charter)

Canada
(State or other jurisdiction of incorporation)

0-30432	Not Applicable
(Commission File Number)	(IRS Employer Identification No.)

150 Isabella, Suite 150 Ottawa, Ontario, Canada K1S 1V7
(Address of principal executive offices, including zip code)

(613) 727-1397
(Registrant's telephone number)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 4, 2007, Michael Cowpland, the Chief Executive Officer of the Company, converted into common shares and warrants to purchase common shares of the Company the balance drawn on the credit facility under the Loan Agreement he entered into with the Company on August 11, 2005. See Item 3.02 for further details. The Company can now draw the full amount of $500,000 CDN from the credit facility.

Item 2.01.	Unregistered Sales of Equity Securities.

On December 4, 2007, the Corporation issued to Michael Cowpland, the Chief Executive Officer of the Company, 7,398,912 units in a non-brokered private placement. Each unit was priced at $0.014 US, the closing price of ZIM’s common shares on the Over-the-counter-bulletin-board on December 3, 2007. Dr. Cowpland acquired the 7,398,912 units through the conversion of approximately $103,585 US in debt and accumulated interest that the Company owed to Dr. Cowpland under the credit facility described above.

Each unit consists of one common share and one warrant to purchase a common share within the next fifteen months at $0.014 US. The warrants granted under this agreement are immediately excercisable.

There were no cash proceeds to the Company.

These issuances were made in reliance upon the exemption from the registration requirement of the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act. Regulation S under that Act also applied. The investor is an accredited investor who was afforded full opportunity to obtain material information about the Company, and no general solicitation was involved. In addition, the securities were sold in an "offshore transaction" as defined in Regulation S. The issuance was also made in compliance with applicable exemptions under Canadian securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIM CORPORATION (Registrant)

December 4, 2007	By: /s/ Michael Cowpland
Michael Cowpland, President and Chief Executive Officer